Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of EpiCept Corporation and subsidiaries  of Form S-8 (Nos. 333-156438, 333-151150, 333-130865, 333-130861and 333-130860) of our report dated March 5, 2013, on our audit of the consolidated financial statements as of December 31, 2012 and for the year then ended to be filed on or about March 5, 2013.  Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EISNERAMPER LLP

Edison, New Jersey

March 5, 2013